Exhibit 99.1

SB Financial Group Announces Third Quarter 2020 Results

DEFIANCE, OH, October 29, 2020 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title insurance services today reported earnings for the third quarter and nine months ended September 30, 2020.

Third quarter 2020 highlights over prior-year third quarter include:

●	Net income of $5.3 million up $1.5 million or 39.6 percent; diluted earnings per share (“EPS”) of $0.69 up $0.21 per share or 43.8 percent

●	Adjusted net income, excluding for the impact of the Originated Mortgage Servicing Rights (“OMSR”) recapture of $0.3 million, of $5.0 million, with adjusted EPS of $0.65

●	Mortgage origination volume of $200.2 million, an increase of $42.2 million, or 26.7 percent

●	Pre-tax, pre-provision income of $8.3 million up $2.5 million or 43.2 percent

The nine months ended September 30, 2020, highlights over the prior-year nine months include:

●	Net income of $9.6 million; diluted EPS of $1.25

●	Adjusted net income, excluding the impact of OMSR and merger costs of $3.3 million after- tax, rose to $12.9 million, up $3.2 million or 32.9 percent, with adjusted EPS of $1.67

●	Return on Average Assets (“ROA”) of 1.12 percent; adjusted ROA of 1.41 percent

Third quarter 2020 trailing twelve-month highlights include:

●	Loan growth of $62.5 million, or 7.6 percent, which includes Paycheck Protection Program (“PPP”) loan balances of $82.1 million and loans acquired in the Edon acquisition of $15.7 million.

●	Deposit growth of $166.1 million, or 19.6 percent, driven by PPP balances and the Edon acquisition

●	Mortgage origination volume of $662.7 million; servicing portfolio of $1.29 billion, which is up $140.0 million, or 12.1 percent

Highlights	Three Months Ended			Nine Months Ended
($ in thousands, except per share & ratios)	Sep. 2020	Sep. 2019	% Change	Sep. 2020	Sep. 2019	% Change
Operating revenue	$19,677	$14,424	36.4%	$47,873	$38,287	25.0%
Interest income	10,807	11,546	-6.4%	32,046	33,195	-3.5%
Interest expense	1,548	2,488	-37.8%	5,367	6,965	-22.9%
Net interest income	9,259	9,058	2.2%	26,679	26,230	1.7%
Provision for loan losses	1,800	300	500.0%	3,700	500	640.0%
Noninterest income	10,418	5,366	94.1%	21,194	12,057	75.8%
Noninterest expense	11,335	9,500	19.3%	32,403	27,234	19.0%
Net income	5,250	3,762	39.6%	9,586	8,615	11.3%
Earnings per diluted share	0.69	0.48	43.8%	1.25	1.08	15.7%
Return on average assets	1.73%	1.44%	20.1%	1.12%	1.13%	-0.9%
Return on average equity	15.01%	11.24%	33.5%	9.74%	8.67%	12.3%

Non-GAAP Measures
Adjusted net income	$4,992	$3,762	32.7%	$12,916	$9,720	32.9%
Adjusted diluted EPS	0.65	0.48	35.4%	1.67	1.22	36.9%
Adjusted return on average assets	1.64%	1.44%	13.9%	1.41%	1.23%	14.6%
Adjusted pre-tax, pre-provision income	8,016	4,924	62.8%	19,685	12,451	58.1%

“Mortgage volume continued its strong growth in the third quarter, which resulted in our net income rising from the prior year by over 40 percent.” said Mark A. Klein, Chairman, President, and CEO of SB Financial. “Our revenue diversification strategy continues to drive EPS and tangible book value growth despite the headwinds that the economy is facing in all of our markets. We continued to return capital to our shareholders in the quarter through stock buybacks and a cash dividend of nearly 15 percent of earnings.”

RESULTS OF OPERATIONS

Consolidated Revenue

Total operating revenue, consisting of net interest income and noninterest income, was up 36.4 percent from the third quarter of 2019, and up 12.5 percent to the linked quarter.

●	Net interest income was up 2.2 percent from the year-ago quarter, and up 4.4 percent from the linked quarter.

●	Net interest margin on a fully taxable equivalent basis (FTE) was down from the year-ago quarter by 52 basis points but up 9 basis points from the linked quarter as transactional cash balances were higher and PPP loans made marginal contribution.

●	Noninterest income was up 94 percent year over year and 21 percent from the linked quarter.

Mortgage Loan Business

Mortgage loan originations for the third quarter of 2020 were $200.2 million, up $42.2 million, or 26.7 percent, from the year-ago quarter. Total sales of originated loans were $166.2 million, up $40.8 million, or 32.6 percent. For the first nine months, SB Financial had total volume of $525.2 million, of which $210.2 million (40 percent) was new purchase/construction lending, $169.2 million (32 percent) was internal refinance, and the remaining $145.8 million (28 percent) was new customer refinance volume.

Net mortgage banking revenue, consisting of gains on the sale of mortgage loans and net loan servicing fees, was $7.9 million for the third quarter of 2020, compared to $2.5 million for the year-ago quarter. The mortgage servicing valuation adjustment for the third quarter of 2020 was a positive $0.3 million, compared to no adjustment for the third quarter of 2019. For the first nine months, the impairment on servicing rights was $3.0 million, compared to $1.4 million for the prior year nine months. The aggregate servicing valuation impairment ended the quarter at $4.3 million. The servicing portfolio at September 30, 2020, was $1.29 billion up $140.0 million or 12.1 percent, from $1.15 billion at September 30, 2019. Normal amortization is up 87 percent from the prior year due to higher refinance activity.

Mr. Klein noted, “Mortgage volume was steady in the quarter as we originated over $200 million in volume. In addition to strong origination levels, our pricing and hedging strategies enabled us to deliver additional mortgage banking revenue of $5.4 million or a year over year increase of over 200 percent. We were also pleased to recapture a small amount of our prior quarter’s impairment on our servicing rights.”

Mortgage Banking
($ in thousands)	Sep. 2020	Jun. 2020	Mar. 2020	Dec. 2019	Sep. 2019
Mortgage originations	$200,158	$223,671	$101,365	$137,528	$157,947
Mortgage sales	166,201	204,628	84,476	127,441	125,386
Mortgage servicing portfolio	1,293,037	1,261,746	1,216,292	1,199,107	1,153,020
Mortgage servicing rights	8,535	8,168	8,974	11,017	10,447

Mortgage servicing revenue
Loan servicing fees	813	782	757	740	709
OMSR amortization	(1,308)	(1,574)	(597)	(709)	(701)
Net administrative fees	(495)	(792)	160	31	8
OMSR valuation adjustment	326	(1,088)	(2,212)	303	-
Net loan servicing fees	(169)	(1,880)	(2,052)	334	8
Gain on sale of mortgages	8,085	8,119	1,949	3,048	2,495
Mortgage banking revenue, net	$7,916	$6,239	$(103)	$3,382	$2,503

Noninterest Income and Noninterest Expense

SB Financial’s noninterest income includes revenue from a diverse group of services, such as wealth management, deposit fees, residential loan sales and the sale of Small Business Administration (SBA) and U.S. Department of Agriculture (USDA) loans. Wealth management assets under the Company’s care were $522.4 million as of September 30, 2020, up $38.1 million or 7.9 percent compared to the prior year. For the third quarter of 2020, noninterest income as a percentage of total operating revenue was 52.9 percent. Reflective of the robust mortgage market, SB Financial’s Title Agency provided revenue in the quarter of $0.5 million, up 29 percent from the prior year.

For the third quarter of 2020, noninterest expense of $11.3 million was up $1.8 million year over year or 19.3 percent reflecting a 1.9 times positive operating leverage. On a year-to-date basis, when adjusted for the Edon merger costs, noninterest expense is up 14.4 percent compared to the prior year nine-month period. Operating leverage for the year is a positive 1.3 times, which will improve to 1.7 times when the merger costs are removed.

Mr. Klein stated, “Revenue growth was up over 36 percent from the prior year compared to operating expense growing 19 percent. We had the lowest net, noninterest expense to average assets in our history this quarter and the significant positive operating leverage was key to our earnings growth. We remain optimistic that the consumer and business momentum from this quarter will continue into the fourth quarter and translate into improved loan pipelines.”

Noninterest Income / Noninterest Expense
($ in thousands, except ratios)	Sep. 2020	Jun. 2020	Mar. 2020	Dec. 2019	Sep. 2019
Noninterest Income (NII)	$10,418	$8,615	$2,161	$5,959	$5,366
NII / Total Revenue	52.9%	49.3%	20.2%	40.9%	37.2%
NII / Average Assets	3.4%	3.0%	0.8%	2.3%	2.1%
Total Revenue Growth	36.4%	39.6%	-5.6%	16.0%	-1.2%

Noninterest Expense (NIE)	$11,335	$11,662	$9,406	$10,176	$9,500
Efficiency Ratio	57.5%	66.7%	87.8%	69.9%	65.9%
NIE / Average Assets	3.7%	4.0%	3.5%	3.9%	3.6%
Net Noninterest Expense/Avg. Assets	-0.3	-1.0%	-2.7%	-1.6%	-1.6%
Total Expense Growth	19.3%	28.0%	9.0%	15.0%	6.2%
Operating Leverage	1.9	1.4	-0.6	1.1	-0.2

Balance Sheet

Total assets as of September 30, 2020, were $1.22 billion, up $175.5 million, or 16.8 percent, from the year ago quarter due to the impact of the Edon acquisition and the PPP activity. Total equity as of September 30, 2020, was $141.3 million, up 5.3 percent from a year ago, and comprised 11.6 percent of total assets.

Total loans held for investment were $885.9 million at September 30, 2020, up $62.5 million, or 7.6 percent, from September 30, 2019. Commercial loans were up $71.5 million, or 49.3 percent, commercial real estate up $9.4 million or 2.6 percent and agricultural loans increasing $5.5 million or 10.5 percent. Absent the effects of the Edon acquisition and PPP loans, loan balances were down $35.4 million from the year ago quarter.

The investment portfolio of $135.6 million, including shares in the Federal Reserve Bank and Federal Home Loan Bank, represented 11.1 percent of assets at September 30, 2020, and was up 66.0 percent from the year-ago period. Deposit balances of $1.01 billion at September 30, 2020, increased by $166.1 million, or 19.6 percent, since September 30, 2019. Growth from the prior year included $104.7 million in checking and $61.4 million in savings and time deposit balances.

Mr. Klein continued, “Asset quality was largely stable in the quarter. Our number and dollar of loans on forbearance were down 60 and 75 percent respectively from the linked quarter. We are encouraged by these trends but we also understand that further weakness is possible. To prepare for these unknowns, we decided to allocate some of our higher than expected mortgage revenue into provision this quarter. We expect to begin the PPP forgiveness process in the fourth quarter, which will help all of our 700 PPP clients who were impacted by the pandemic.”

Loan Balances
($ in thousands, except ratios)	Sep. 2020	Jun. 2020	Mar. 2020	Dec. 2019	Sep. 2019	Annual Growth
Commercial	$216,667	$222,108	$151,538	$151,018	$145,147	$71,520
% of Total	24.5%	24.6%	18.2%	18.3%	17.6%	49.3%
Commercial RE	371,947	375,450	378,212	369,962	362,580	9,367
% of Total	42.0%	41.6%	45.5%	44.8%	44.0%	2.6%
Agriculture	57,420	58,817	47,660	50,994	51,946	5,474
% of Total	6.5%	6.5%	5.7%	6.2%	6.3%	10.5%
Residential RE	178,393	184,684	189,738	189,290	199,036	-20,643
% of Total	20.1%	20.6%	22.9%	22.9%	24.2%	-10.4%
Consumer & Other	61,423	60,489	63,616	64,246	64,658	-3,235
% of Total	6.9%	6.7%	7.7%	7.8%	7.9%	-5.0%
Total Loans	$885,850	$901,548	$830,764	$825,510	$823,367	$62,483
Total Growth Percentage						7.6%

Deposit Balances
($ in thousands, except ratios)	Sep. 2020	Jun. 2020	Mar. 2020	Dec. 2019	Sep. 2019	Annual Growth
Non-Int DDA	$225,003	$229,042	$170,920	$158,357	$152,932	$72,071
% of Total	22.2%	23.1%	19.8%	18.8%	18.0%	47.1%
Interest DDA	164,248	154,143	133,722	131,084	131,655	32,593
% of Total	16.2%	15.6%	15.5%	15.6%	15.5%	24.8%
Savings	169,474	161,182	138,863	119,359	121,991	47,483
% of Total	16.7%	16.3%	16.0%	14.1%	14.3%	38.9%
Money Market	204,862	189,380	169,209	173,666	173,237	31,625
% of Total	20.2%	19.1%	19.6%	20.7%	20.4%	18.3%
Time Deposits	250,428	256,840	251,177	257,753	268,139	(17,711)
% of Total	24.7%	25.9%	29.1%	30.8%	31.8%	-6.6%
Total Deposits	$1,014,015	$990,587	$863,891	$840,219	$847,954	$166,061
Total Growth Percentage						19.6%

Asset Quality

SB Financial reported nonperforming assets of $7.3 million as of September 30, 2020, up $2.7 million from the year-ago quarter. The coverage of nonperforming loans by the loan loss allowance was at 164 percent at September 30, 2020, down from 207 percent at September 30, 2019.

Nonperforming Assets
($ in thousands, except ratios)	Sep. 2020	Jun. 2020	Mar. 2020	Dec. 2019	Sep. 2019	Annual Change
Commercial & Agriculture	$1,140	$1,204	$1,309	$1,772	$834	$306
% of Total Com./Ag. loans	0.42%	0.43%	0.66%	0.88%	0.42%	36.7%
Commercial RE	2,475	2,484	1,816	1,826	262	2,213
% of Total CRE loans	0.67%	0.66%	0.48%	0.49%	0.07%	844.7%
Residential RE	2,481	2,538	2,330	1,635	1,763	718
% of Total Res. RE loans	1.39%	1.37%	1.23%	0.86%	0.89%	40.7%
Consumer & Other	313	308	327	267	416	(103)
% of Total Con./Oth. loans	0.51%	0.51%	0.51%	0.42%	0.64%	-24.8%
Total Nonaccruing Loans	6,409	6,534	5,782	5,500	3,275	3,134
% of Total loans	0.72%	0.72%	0.70%	0.67%	0.40%	95.7%
Accruing Restructured Loans	789	804	816	874	825	(36)
Total Change (%)						-4.4%
Total Nonaccruing & Restructured Loans	7,198	7,338	6,598	6,374	4,100	3,098
% of Total loans	0.81%	0.81%	0.79%	0.77%	0.50%	75.6%
Foreclosed Assets	76	382	85	305	489	(413)
Total Change (%)						-84.5%
Total Nonperforming Assets	$7,274	$7,720	$6,683	$6,679	$4,589	$2,685
% of Total assets	0.60%	0.64%	0.61%	0.64%	0.44%	58.5%

The Company continued to provide payment relief to clients as needed, with total forbearance as of September 30, 2020 of 204 loans at $80.7 million. The detail on these deferrals; 19 commercial at $36.4 million down $106.3 million or 74.5%, 7 portfolio residential and consumer at $2.0 million down $8.6 million or 81.3 percent and 178 sold residential real estate at $42.3 million up $0.6 million or 1.4 percent.

Loans in Deferral Status ($ in thousands, except ratios)	Sep. 2020	Jun. 2020	Linked Qtr. Change
Total Commercial	$36,366	$142,682	$(106,316)
Total Consumer	28	350	(322)
Total Portfolio Mortgage	1,959	10,274	(8,315)
Total Balance Sheet Deferrals	$38,353	$153,306	$(114,953)
% of Total loans	4.33%	17.00%	-12.68%
Total Sold Mortgage	$42,317	$41,751	$566

Commercial High Sensitivity Portfolio Update ($ in thousands, except ratios)	Sep. 2020	Jun. 2020	Linked Qtr. Change
Hotel/Travel Accomodation	$32,475	$32,758	$(283)
Food Service/Restaurant	9,698	10,480	(782)
Elder/Child Care	7,188	7,302	(114)
Arts/Entertainment/Recreation	6,614	5,698	916
Education/Religious	13,412	15,083	(1,671)
Energy	-	-	-
Total	$69,387	$71,321	$(1,934)
% of Total loans	7.83%	7.91%	-0.08%

Webcast and Conference Call

The Company will hold a related conference call and webcast on October 30, 2020, at 11:00 a.m. EDT. Interested parties may access the conference call by dialing 1-888-338-9469. The webcast can be accessed at ir.yourstatebank.com. An audio replay of the call will be available on the Company’s website.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 22 offices; 21 in nine Ohio counties and one in Fort Wayne, Indiana, and 23 full-service ATMs. State Bank has five loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.

In May 2020, SB Financial was ranked #125 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”).

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, the duration and scope of the COVID-19 outbreak in the United States and the market areas in which SB Financial and its subsidiaries operate, including the impact to the state and local economies of prolonged shelter in place orders and the pandemic generally, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which SB Financial and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in SB Financial and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified in SB Financial’s Annual Report on Form 10-K and documents subsequently filed by SB Financial with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and SB Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law. All subsequent written and oral forward-looking statements attributable to SB Financial or any person acting on its behalf are qualified by these cautionary statements.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically pre-tax, pre-provision income, tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, total interest income – FTE, net interest income – FTE and net interest margin – FTE are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. In addition, the Company excludes the non-GAAP items of OMSR impairment and merger related costs from net income to report an adjusted net income level. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Investor Contact Information:

Mark A. Klein

Chairman, President and

Chief Executive Officer

Mark.Klein@YourStateBank.com

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

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